CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated May 26, 2015, with respect to the financial statements of Wells Fargo Advantage Special Small Cap Value Fund (one of the funds collectively referred to as the Wells Fargo Advantage Small to Mid Cap Stock Funds), one of the funds comprising the Wells Fargo Funds Trust, as of March 31, 2015, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 1, 2015